Exhibit 23.3

CONSENT OF WOOD GROUP USA, INC.

We hereby consent to the incorporation by reference of any mineralized material estimated by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, in the Company’s Registration Statements on Form S-3 (File Nos. 333-167026, 333-172363, 333-179993, 333-189693, 333-200555, 333-213268, 333-220457, 333-235376, 333-249210, and 333-249218), on Form S-8 (File Nos. 333-159096, 333-165933, 333-170891, 333-176915, 333-190542, 333-200557, 333-211348, 333-231264, 333-235375, and 333-249213) and on Form S-1 (File No. 333-255483).

Date:	February 18, 2021

/s/ Michael Woloschuk
Name:	Michael Woloschuk
Title:	VP Global Business Development & Consulting

Mining and Minerals Consulting,
Wood Group USA, Inc.